Exhibit 99.1

SECOND AMENDMENT TO
THE LIBERTY CORPORATION
RETIREMENT AND SAVINGS PLAN
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2002

     The Liberty Corporation Retirement and Savings Plan as Amended and Restated Effective January 1, 2002 (the “Plan”) is hereby amended as follows effective as of January 1, 2002, except as otherwise specified herein:

1.

     Section 2.12 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 2.12. Direct Rollover.

                  A payment by the Plan to an Eligible Retirement Plan specified by the Distributee pursuant to Code Section 401(a)(31).”

2.

     Section 2.30 of the Plan is amended effective December 31, 2002 by deleting subsection (i) of the existing provision and by substituting the following:

“(i)	Any individual who becomes employed by The Liberty Corporation or Special Services Corporation at any time during the period from November 1, 2000 to December 31, 2002 shall receive credit pursuant to the terms of this Section 2.30 for service with The Liberty Corporation, Special Services Corporation, Cosmos Broadcasting Corporation, Liberty Life Insurance Company, Liberty Insurance Services Corporation, Liberty Capital Advisors, Inc. and State National Fire Insurance Company before the date such individual commences employment with The Liberty Corporation or Special Services Corporation.”

3.

     Section 2.38 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 2.38. Plan.

          The Liberty Corporation Retirement and Savings Plan as herein set out or as duly amended, formerly known as the Cosmos Broadcasting Corporation Retirement and Savings Plan.”

4.

     Section 2.39 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 2.39. Plan Administrator.

          The Liberty Corporation. Pursuant to Section 11.8, the Board shall designate a person, persons or entity to administer the Plan on behalf of The Liberty Corporation.”

5.

     Section 4.2 of the Plan is amended by deleting the first sentence of the second paragraph of the existing provision and by substituting the following:

          “Notwithstanding the preceding paragraph, each Qualified Employee who is eligible to make a deferral election but who has not made a deferral election (including an election not to make elective deferrals) that is in effect on the date on which the Qualified Employee completes one Qualifying Year of Service shall automatically be enrolled in the Plan at a deferral rate of 3% of Compensation beginning on the first Entry Date coincident with or next following the date on which the Qualified Employee completes one Qualifying Year of Service.”

6.

     Section 4.2 of the Plan is further amended by deleting the first sentence of the fourth paragraph of the existing provision and by substituting the following:

          “In no event shall a Participant’s deferrals to the Plan and any other qualified plan maintained by the Employer during any calendar year exceed the dollar limitation contained in Code Section 402(g) (as adjusted pursuant to Code Section 402(g)(4)) for the calendar year.)”

7.

     Section 4.2 of the Plan is further amended effective January 1, 2003 by deleting the third sentence of the seventh paragraph of the existing provision and by substituting the following:

          “For distributions made before January 1, 2002, the deferral limitation under Code Section 402(g) for a Participant who receives a hardship distribution for the tax year following the tax year of distribution shall be reduced by his deferrals during the tax year of distribution.”

8.

     Section 4.7 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 4.7. Rollover Contributions.

          A Qualified Employee may make a Rollover Contribution to the Plan. ‘Rollover Contribution’ shall mean amounts contributed to the Plan pursuant to this Section 4.7. An amount shall be treated as a Rollover Contribution if, and only if, such amount is:

(a)	an eligible rollover distribution (as defined in Code Section 402(c)(4)), including after-tax employee contributions, from a qualified plan described in Code Sections 401(a) or 403(a) that is transferred pursuant to a direct rollover as described in Code Sections 401(a)(31) or 403(a)(5);

(b)	an eligible rollover distribution (as defined in Code Section 402(c)(4)), excluding after-tax employee contributions, from a qualified plan described in Code Sections 401(a) or 403(a), an annuity contract described in Code Section 403(b), or an eligible deferred compensation plan described in Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that is transferred by the Qualified Employee to the Plan within 60 days following receipt thereof or is transferred pursuant to a direct rollover as described in Code Sections 401(a)(31), 403(a)(5), 403(b)(10) or 457(d)(1)(C); or

(c)	a rollover contribution (as defined in Code Section 408(d)(3)) of the portion of a distribution from an individual retirement account or annuity described in Code Sections 408(a) or 408(b) that is eligible to be rolled over, is transferred by the Qualified Employee to the Plan within 60 days following receipt thereof and would otherwise be includible in gross income.

Rollover Contributions shall be held in a separate account in the name of the Qualified Employee and shall reflect the net earnings or losses of the Trust Fund. Effective January 1, 2002, such account shall consist of a subaccount for that portion of a Participant’s Rollover Contribution that is attributable to after-tax contributions, if any. Such assets may be commingled for investment purposes and invested in the same manner as other Trust assets. At the Plan Administrator’s discretion and in accordance with procedures established by the Plan Administrator, a Rollover Contribution may include loan notes from another qualified retirement plan. Rollover Contributions shall be fully vested at all times.”

9.

     Section 8.8 of the Plan is amended by adding the following at the end of subsection (3) of the third full paragraph of the existing provision:

     “The foregoing limitation shall cease to apply with respect to hardship distributions made on or after January 1, 2002.”

10.

     Section 9.4 of the Plan is amended by adding the following at the end of the third paragraph of the existing provision:

“Notwithstanding the foregoing, the percentage limitation referred to in the first paragraph of this subsection and Code Section 415(c)(1)(B) shall not apply to any contribution for medical benefits within the meaning of Code section 401(h) or 419A(f)(2)) that is otherwise treated as an annual addition under Code section 415(l)(1) or 419A(d)(2).”

11.

     Section 11.8 of the Plan is amended by deleting the existing provision and by substituting the following:

     “Section 11.8. Plan Administrator.

          The Board, or its authorized delegate, shall appoint a person, persons or entity to act on behalf of The Liberty Corporation as the Plan Administrator. Any person, including, but not limited to, the Employees of the Employer or a Related Employer, a Participant, a member of the Committee, or a person serving as a Plan fiduciary shall be eligible to act in such capacity. If the Board does not take action to appoint such a person, persons or entity pursuant to this Section, the Committee shall act on behalf of The Liberty Corporation as the Plan Administrator.”

12.

     Section 16.2 of the Plan is amended by deleting the last two sentences of the first paragraph and all of the second paragraph of the existing provision and by substituting the following:

“If such claim shall be wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth: (a) the specific reason or reasons for the denial, (b) specific reference to pertinent provisions of the Plan on which the denial is based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse determination on review.

     Within 60 days following receipt by the claimant of notice of the claim denial, the claimant may appeal denial of the claim by filing a written application for review with the Committee. In addition, the claimant may submit written comments, documents, records, and other information in support of the appeal, and the claimant shall be provided, free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits. Following such request for review, the Committee shall fully and fairly review the decision denying the claim and any written material submitted by the claimant or the Employer in connection with such review, without regard to whether such information was submitted or considered in the initial benefit determination.”

13.

     Section 16.4 of the Plan is amended by deleting the existing provision and by substituting the following:

“(a)	The Committee shall make its decision regarding the merits of the denied claim promptly and within 60 days following receipt by the Committee of the request for review (or within 120 days after such receipt in a case where there are special circumstances requiring extension of time for reviewing the appealed claim) and shall deliver its decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant before the commencement of the extension indicating the special circumstances requiring the extension and the date by which the Committee expects to render a determination on review.

(b)	The decision on review shall be written in manner calculated to be understood by the claimant and shall set forth the specific reasons for the adverse determination, references to the specific Plan provisions on which the determination is based, and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA.

(c)	The decision of the Committee shall be final and conclusive, and the Committee may revise the procedures described above as it determinates is necessary to comply with changes in the law.”

THE COMPANY:	THE LIBERTY CORPORATION

By: /s/ Martha G. Williams

Date: December 27, 2002	Title: Vice President, Secretary

ATTEST:

/s/ Sophia G. Vergas